EXHIBIT 10.2

The Boston Beer Company, Inc.
Proprietary Information and Restrictive Covenant Agreement

This Proprietary Information and Restrictive Covenant Agreement is being entered into by and between The Boston Beer Company, Inc., a Massachusetts corporation with its principal place of business at One Design Center Place, Suite 850, Massachusetts 02210, for itself and on behalf of all of its subsidiaries and affiliates, including but not limited to Boston Beer Corporation, American Craft Brewery LLC, and A&S Brewing Collaborative LLC (collectively, the “Company”), on the one hand, and MARTIN F. ROPER, who currently serves as President and Chief Executive Officer of the Company (“you”), on the other, effective as of the date (the “Effective Date”) on which you accepted the Company’s proposal with respect to your Retirement, as defined in the letter agreement that set forth such proposal (the “Retirement Letter Agreement” and any other capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings ascribed to them in the Retirement Letter Agreement).

The Company is engaged in the business of producing and selling high quality craft beers, hard ciders and flavored malt beverages (the “Products”), which are sold throughout the United States and in some other countries (the “Territory”). Many of the formulas, recipes, processes, techniques, methods and technology used by the Company to produce, market and sell the Products are proprietary and valuable assets of the Company. As the Chief Executive Officer of the Company, you have had and will continue to have access to the valuable Proprietary Information of the Company (as defined below), in order to perform your duties for the Company. To protect this valuable Proprietary Information and the goodwill that the Company has built with its customers, it is necessary to set forth in this Agreement certain restrictions on the use and/or disclosure of this Proprietary Information and your trading upon the Company’s goodwill, and thus to restrict your post-employment, competitive activities after you leave the Company’s employ. That is the purpose of this Agreement.

In consideration of the Company’s commitments to you under the Retirement Letter Agreement, including specifically the Company’s compensatory commitments under paragraphs 6(e) and 7 of the Retirement Letter Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you hereby agree with the Company as follows:

1. Proprietary Information. You hereby acknowledge that the techniques, recipes, formulas, programs, processes, methods, technology, designs and production, distribution, business and marketing plans, business methods and manuals, sales techniques and strategies, financial data, training methods and materials, pricing programs, customer information, contracts or other arrangements, and any other information of value to the Company that is not generally known to the public or the Company’s competitors (collectively, “Proprietary Information”), including any such information developed by you during the course of your employment with the Company, are of a confidential and secret character, of great value and propriety to the Company. The Company shall give or continue to give you access to the foregoing categories of Proprietary Information as appropriate and necessary to your job duties, so long as you continue to provide services to the Company, and shall permit you to work thereon and become familiar therewith to whatever extent the Company in its sole discretion determines. You agree that, without the prior written consent of the Company, you will not, during your employment with the Company or at any time thereafter, except in the performance of your duties for the Company, directly or indirectly, divulge to anyone or use to your benefit or to the benefit of any other person or entity, any Proprietary Information, unless such Proprietary Information shall be in the public domain in a reasonably integrated form through no fault of you. You further agree (i) to take all reasonable precautions to protect from loss or disclosure all documents supplied to you by the Company and all documents, notebooks, materials and other data relating to any work performed by you or others relating to or containing the Proprietary Information, (ii) not to make any copies of any of these documents, notebooks, materials and data, without the prior written permission of the Company, and (iii) upon termination for whatever reason of your employment with the Company, to deliver these documents, notebooks, materials and data forthwith to the Company, and to delete any copies of electronic information that may remain in your possession after the provision of copies thereof to the Company. Proprietary Information includes information in hard copy and electronic formats. The non-use and non-disclosure restrictions set forth herein apply to any and all forms of information transmittal, including transmittal through any and all forms of social media.

2. Covenant Not-to-Compete.

(a) During the period commencing on the date hereof and continuing until the expiration of five (5) years after your Retirement Date (the “Restriction Period”), you will not, without the prior written consent of the Company, which consent the Company may grant or withhold in its sole discretion, except that the Company will not unreasonably withhold or delay such consent with respect to the Carve-Out Activities set forth below, provided you reaffirm at the time your obligations under Section 1 of this Agreement, directly or indirectly, for your own account or the account of others, as an employee, consultant, partner, officer, director or stockholder (other than a holder of less than five percent (5%) of the issued and outstanding stock or other equity securities of an issuer whose securities are publicly traded), or in any other capacity, provide services to any person or business engaged in the manufacture and distribution of beverage alcohol in the Territory, whether or not such person or business competes directly with the Company.

(b) Investing in or providing services to the following businesses shall constitute the “Carve-Out Activities” for which the Company will not unreasonably withhold or delay its consent:

(i) Sellers of beverage alcohol at retail, including bars and taverns, restaurants and hotels, and other sellers of beverage alcohol for on-premise consumption and, for purpose of clarity, including an independent “brew pub” or other producer of malt beverages and/or hard ciders where 75% or more of its production is consumed on its own premises and none of its investors, consultants or licensors is otherwise a manufacturer of malt beverages and/or hard ciders;

(ii) Manufacturers of beverage alcohol products whose only products are spirits or wine; provided that, if you become involved in any fashion with such an entity and subsequently become aware that such entity has begun internal discussions concerning engaging in the manufacture or distribution of any beers, hard ciders or flavored malt beverages, you will refrain from participating in any such discussions and promptly inform the Company of the fact that such internal discussions have begun, and your continued service at or investment in such entity shall require the Company’s written approval;

(iii) Businesses operating solely outside of the United States, provided any such business in which you might propose to invest or to which you might propose to provide services confirms to the Company that it has no intention or plans to enter the United States market with any beers, hard ciders or flavored malt beverages.

You acknowledge that the foregoing restrictions are fair and reasonable, given your position with the Company, and that your involvement in any proscribed activity would result in, or constitute a substantial risk of, damage or injury to the legitimate business interests of the Company. The restriction set forth in this Section (and in paragraph 1) shall apply regardless of the reason for your departure from the Company, and regardless of whether you or the Company initiated such departure; provided that the Company provides you with all of the benefits and payments to which you are entitled under the Retirement Letter Agreement dated February 2, 2017 between you and the Company. You acknowledge that you have read and you understand this provision, and that you have agreed to it knowingly and voluntarily, in order to obtain the benefits provided to you by the Company.

3. Non-Solicitation of Employees. You also agree that, during the Restriction Period, you will not, directly or indirectly, solicit, induce, persuade or attempt to solicit, induce, persuade, or assist any third party in the solicitation, inducement, or persuasion of, any person who is an employee of the Company when the initial contact is made to leave the employ of the Company, or in any other manner hire or assist in the hiring of any Company employee away from the Company.

4. Remedy for Breach. You expressly recognize that any breach or threatened breach of this Agreement by you will result in irreparable injury to the Company and agree that, in addition to any other rights or remedies which the Company may have, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction either in law or in equity, to obtain damages for any breach of this Agreement; to enforce the specific performance of this Agreement by you; and to enjoin you from activities in violation of this Agreement. In any such action, the Company shall be entitled to recover the costs and attorney’s fees incurred by it in such action.

5. Liquidated Damages; Clawback. The damage suffered by the Company as a result of the breach by you of your obligations under Sections 2 and 3, above, or under paragraph 9 of the Retirement Letter Agreement cannot be quantified with certainty. Accordingly, you agree, in the event that you violate any of the restrictions under Sections 2 and 3 or said paragraph 9, in addition to pursuing its rights under Section 4 and not in lieu thereof, (i) you will forfeit any amounts remaining unpaid under Section 6(e) of the Retirement Letter Agreement and (ii) the Company will be entitled to recover from you an amount equal to the unamortized portion of the net after-tax appreciation realized by you as a result of your exercise of the final tranche of the option granted to you on January 1, 2008. For purposes of clause (ii), such net after-tax appreciation will amortize ratably over the fifty-four (54) month period commencing on the last day of the calendar month in which occurs the five month anniversary of your Retirement Date. This liquidated damages remedy is in addition to, and not in substitution for, any other damages or remedies which may be available to the Company, at law or in equity, under applicable law or this Agreement. Provided, that the Company shall not be entitled to any such forfeiture or clawback of payments unless it first provides you with written notice with specific and reasonable detail regarding the alleged breach and you have failed to cure or cease such breach within ten (10) days of your receipt of such written notice.

6. Entire Agreement; Modification. This instrument and the Retirement Letter Agreement contain the entire agreement between the Company and you with respect to the subject matter contained herein, superseding any and all prior agreements that restrict your activities while you are an employee of the Company and thereafter, and may be altered, amended or superseded only by an agreement in writing, signed by both parties. No action or course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this Agreement or of such terms and conditions on any other occasion.

7. Severability. You and the Company hereby expressly agree that the provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any provision or covenant herein contained is overbroad or invalid, in whole or in part, in any manner, the remaining provisions shall remain in full force and effect and any such provision or covenant shall nevertheless be enforceable to the maximum extent permitted by such Court.

8. Binding Effect; Benefit. This Agreement shall be binding upon you and upon you and your administrators, executors, heirs, successors and assigns and shall inure to the benefit of the Company and its affiliates and subsidiaries and its and their respective successors and assigns.

9. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered and have the force and effect of an original.

10. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. Any dispute between you and the Company shall be litigated exclusively in the state or federal courts of The Commonwealth of Massachusetts, to whose jurisdiction you hereby agree to submit. This Agreement shall be considered a sealed instrument under Massachusetts law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf and the undersigned have hereunto set their hands and seals in Boston, Massachusetts, all as of the date set forth below.

THE BOSTON BEER COMPANY, INC.

By: /s/ C. James Koch
C. James Koch, Chairman
/s/ Martin F. Roper
Martin F. Roper